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                                                                    EXHIBIT 10.1




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                                  QUOVADX, INC.

                           HEALTHCARE.COM CORPORATION

                           LOAN AND SECURITY AGREEMENT

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         This LOAN AND SECURITY AGREEMENT is entered into as of August 26, 2003 by and among COMERICA BANK ("Bank"), QUOVADX, INC. ("Quovadx") and HEALTHCARE.COM CORPORATION ("Healthcare.com") (each of Quovadx and Healthcare.com are individually referred to herein as a "Borrower" and collectively, the "Borrowers"),

                                    RECITALS

         Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms to which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

                                    AGREEMENT

         The parties agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION

                  1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

         "Accounts" means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and Borrower's Books relating to any of the foregoing.

         "Advance" or "Advances" means an advance of money deemed to be made to Borrower to reimburse Bank for any payments made in connection with a draw under a Letter of Credit.

         "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

         "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

         "Borrower's Books" means all of a Borrower's books and records including: ledgers; records concerning a Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.



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         "Borrowing Base" means an amount equal to eighty percent (80%) of
Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

         "Business Day" means any day that is not Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

         "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of l934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of a Borrower who did not have such power before such transaction.

         "Closing Date" means the date of this Agreement.

         "Code" means the California Uniform Commercial Code.

         "Collateral" means the property described on Exhibit A attached hereto.

         "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or, commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

         "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.


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         "Credit Extension" means each Advance, Letter of Credit or any other extension of credit by Bank for the benefit of a Borrower hereunder.

         "Daily Balance" means the amount of the Obligations owed at the end of a given day.

         "Eligible Accounts" means those billed Accounts that arise in the ordinary course of a Borrower's business that comply with all of such Borrower's representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

              (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice, date;

              (b) Accounts with respect to an account debtor, twenty percent (20%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

              (c) Accounts with respect to which the account debtor is an officer, employee, or agent of a Borrower;

              (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

              (e) Accounts with respect to which the account debtor is an Affiliate of a Borrower;

              (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

              (g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

              (h) Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower or for deposits or other property of the account debtor held by a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to a Borrower;

              (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed twenty percent (20%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;



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              (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

              (k) Accounts the collection of which Bank reasonably determines to be doubtful.

              (l) "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

         "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "Event of Default" has the meaning assigned in Article 8.

         "GAAP" means generally accepted accounting principles as in effect from time to time.

         "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

         "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

         "Intellectual Property" means all of a Borrower's right, title, and interest in and to the following:

              (a) Copyrights, Trademarks and Patents;

              (b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

              (c) Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;



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              (d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

              (e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

              (f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

              (g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

         "Inventory" means all present and future inventory in which a Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constrictive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

         "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

         "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

         "Loan Documents" means, collectively, this Agreement, any note or notes executed by a Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

         "Material Adverse Effect" means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrowers or (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank's security interests in the Collateral.



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         "Negotiable Collateral" means all of a Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

         "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

         "Patents" means all patents (issued or provisional), patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

         "Periodic Payments" means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Bank.

         "Permitted Indebtedness" means:

              (a) Indebtedness of a Borrower in favor of Bank arising under this Agreement or any other Loan Document;

              (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

              (c) Indebtedness secured by a lien described in clause (c) of the defined term "Permitted Liens," provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $100,000 in the aggregate at any given time;

              (d) Subordinated Debt;

              (e) Indebtedness to Borrowers' trade creditors incurred in the ordinary course of Borrowers' business; and

              (f) other Indebtedness not to exceed $1,000,000 in the aggregate at any time during the term of this agreement or while Obligations are outstanding.

         "Permitted Investment" means:

              (a) Investments existing on the Closing Date disclosed in the Schedule;

              (b) (i) marketable direct obligations issued unconditionally guaranteed by the United States of America or any agency or any State thereof with an average aggregate maturity of one and one-half (1.5) years from the date of acquisition thereof, (ii) commercial paper maturing no more than one (l) year from the date of creation thereof and, currently having rating of at least A-



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2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service,
(iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) money market accounts;

              (c) Investments in Borrowers' Subsidiaries in an aggregate amount not to exceed Five Million Dollars ($5,000,000) in the aggregate in each fiscal year provided that no such Investments are permitted upon the occurrence and during the continuance of an Event or Default or if after giving effect to such Investments an Event of Default will occur; and

              (d) Investments in CareScience, Inc. in connection with its acquisition by Borrower on or after September 19, 2003 provided, however, that such Investments shall not exceed Nineteen Million Dollars ($19,000,000) in cash and Two Million Five Hundred Thousand (2,500,000) shares of Borrower's common stock.

         "Permitted Liens" means the following:

              (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

              (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

              (c) Liens (i) upon or in any equipment which was not financed by Bank acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

              (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

              (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or Section 8.9;

              (f) Deposits in the ordinary course of business to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; and



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              (g) Liens securing Subordinated Debt.

         "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

         "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

         "Responsible Officer" means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of a Borrower.

         "Revolving Facility" means the facility under which the Bank issues Advances, as specified in Sections 2.1.(a) and (b).

         "Revolving Line" means a credit extension of up to Four Million Dollars ($4,000,000).

         "Revolving Maturity Date" means the day before the second anniversary of the Closing Date.

         "Schedule" means the schedule of exceptions attached hereto and approved by Bank, if any.

         "Subordinated Debt" means any debt incurred by a Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being such by such Borrower and Bank).

         "Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

         "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

              1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

         2.   LOAN AND TERMS OF PAYMENT.

              2.1 Credit Extensions.

              Borrowers promise to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to



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each Borrower and/or Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

              (a) Revolving Advances. Subject to and upon the terms and conditions of this Agreement, any amounts treated as Advances under Section 2.1(b) hereof, which amounts shall not in the aggregate exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate face amount of all outstanding Letters of Credit (including any drawn but unreimbursed amounts), may be repaid at any time. Borrower may not request cash advances under this Section 2.1(a). On the Revolving Maturity Date, any outstanding Advances shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium. Interest shall accrue from the date of each Advance at the rate specified in Section 2.2(a).

              (b) Letters of Credit.

                  (i) Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, the "Letters of Credit") in an aggregate outstanding face amount (including any drawn but unreimbursed amounts) not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of all outstanding Advances. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard application and letter of credit agreement (the "Application"), which Borrower hereby agrees to execute, including Bank's standard fee equal to one-half of one percent (0.5%) per annum of the face amount of each Letter of Credit, payable in advance. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). On the Revolving Maturity Date and only if the Revolving Line is not renewed, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

                  (ii) The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever, provided, however, that the Letters of Credit were issued pursuant to the Bank's standard policies and no damages were caused by Bank's gross negligence or willful misconduct. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank's gross negligence or willful misconduct.

         2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.



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         2.3 Interest Rates, Payments and Calculations.

             (a) Interest Rate. Except as set forth in Section 23(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the Prime Rate.

             (b) Late Fee: Default Rate. If any payment is not made within ten
(10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

             (c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic payments against any of a Borrower's deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that. Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

             (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

         2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

         2.5 Fees. Borrowers shall pay to Bank the following:



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

             (a) Facility Fees. On the Closing Date, and on each anniversary of the Closing Date, a Facility Fee equal to Three Thousand Dollars ($3,000), which shall be nonrefundable;

             (b) Unused Facility Fee. Borrowers shall pay to Bank a fee equal to one quarter of one percent (0.25%) per annum of the difference between the Revolving Line and the average daily balance of outstanding Revolving Advances (including the aggregate face amount of outstanding drawn Letters of Credit), which fee shall be payable quarterly, within fifteen (15) days of the last day of each quarter; and

             (c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses in an aggregate amount not to exceed $5,000, and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

         2.6 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

             (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrowers or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

             (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

             (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall promptly notify Borrowers thereof. Borrowers agree to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

         2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during



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

the continuance of an Event of Default. Notwithstanding termination, Bank's Lien and the Collateral shall remain in effect for so long as any Obligations are outstanding.

         3.  CONDITIONS OF LOANS.

             3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance, satisfactory to Bank, the following;

             (a) this Agreement, duly executed by Borrower

             (b) a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

             (c) a UCC financing statement for Quovadx;

             (d) a UCC financing statement for Healthcare.com;

             (e) agreement to provide insurance;

             (f) payment of the fees and Bank Expenses then due specified in
Section 2.5 hereof;

             (g) current financial statements of Borrowers;

             (h) securities account control agreements with respect to Quovadx's accounts maintained with Comerica Securities, Inc. duty executed by Quovadx;

             (i) securities account control agreement with respect to Quovadx' accounts maintained with Monarch Funds, duly executed by Quovadx;

             (j) an audit of the Collateral, the results of which shall be satisfactory to Bank; and

             (k) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

         3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

             (a) timely receipt by Bank of the Disbursement Instruction Form;
and

             (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance request and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of

Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extensions shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

         4.  CREATION OF SECURITY INTEREST.

             4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

             4.2 Cash Collateral Following Event of Default. Immediately following the occurrence of an Event of Default, Borrower shall maintain a money market account or certificate of deposit with Bank with a balance equal to or greater than the Revolving Line (the "Required Balance") at all times. Borrower shall grant to Bank, as additional security for the purpose of securing the Obligations, a valid, first priority security interest in such money market account or certificate of deposit maintained by Borrower with Bank, including, without limitation, all amounts held therein, together with all proceeds thereof, interest paid thereon, and substitutions therefor, and all accounts, securities, instruments, securities entitlements and financial assets arising out of any of the foregoing, which collectively constitute the "Cash Collateral", Borrower shall grant and pledge to Bank a continuing security interest in all presently existing and hereafter acquired or arising Cash Collateral, in order to secure prompt repayment of any and all Obligations. Bank shall retain control over the Cash Collateral up to the Required Balance to secure the Obligations until such Obligations have been satisfied in full. Borrower hereby authorizes Bank to place restrictions on Borrower's ability to withdraw amounts from accounts holding the Cash Collateral in order to ensure that such Required Balance is maintained. Borrower authorizes Bank to execute and/or file such documents, and take such actions, as Bank determines reasonable to perfect its security interest in the Cash Collateral. Such security interest constitutes a valid, first priority security interest in the Cash Collateral, and will constitute a valid, first priority security interest in Cash Collateral acquired after the date hereof. Notwithstanding termination of this Agreement, Bank's lien on the Cash Collateral shall remain in effect for so long as any Obligations are outstanding.

             4.3 Delivery of Additional Documents Required. Borrowers shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

             4.4 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during a Borrower's usual. business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers' Financial condition or the amount, condition of, or any other matter relating to, the Collateral.

         5. REPRESENTATIONS AND WARRANTIES.

         Each Borrower represents and warrants as follows:

             5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

             5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate or Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

             5.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

             5.4 Bona Fide Eligible Accounts. Except as disclosed in the Schedule, the Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor's agent for immediate: and unconditional acceptance by the account debtor. Borrower has not, received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

             5.5 Merchantable Inventory. Except as disclosed in the Schedule, all Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

             5.6 Intellectual Property. To the best of Borrower's knowledge, Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower's knowledge, each of Borrower's Patents is valid and enforceable, and no part of its Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party.

             5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section l0 hereof. Except as disclosed in the Schedule, all Borrower's Inventory and Equipment is located only at the location set forth in Section 10 hereof and Borrower has paid for and owns all Equipment financed by Bank hereunder.

             5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

             5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

             5.10 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

             5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employer, benefit plans subject to ERISA, and no event has occurred resulting from Borrower's failure to comply with ERISA that could result in. Borrower's incurring any material liability. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and L of the Board of Governors of the Federal Reserve System). To the best of Borrower's knowledge, Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

             5.12 Environmental Condition. Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal. property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

             5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all material taxes reflected therein.

             5.14 Subsidiaries. Except as disclosed in the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

             5.15 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted; which the failure to obtain could have a Material Adverse Effect.

             5.16 Accounts. Except as disclosed in the Schedule, none of Borrower's nor any Subsidiary's property is maintained or invested with a Person other than Bank.

             5.17 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

         6. AFFIRMATIVE COVENANTS.

         Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, each Borrower shall do all of the following:

             6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which failure to be qualified could reasonably be expected to result in a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

             6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

             6.3 Financial Statements, Reports, Certificates.

                 (a) Borrower shall deliver the following to Bank: (i) as soon as available, but in any event within five (5) days after filing, all reports on Forms 10-K filed with the Securities and Exchange Commission (including audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank); (ii) as soon as available, but in any event within five (5) days after filing all reports on Forms 10-Q filed with the Securities and Exchange Commission; (iii) as soon as available, but in any event within five
(5) days after mailing, copies of all statements, reports and notices sent or made available generally by Borrower, to its security holders or to any holders of Subordinated Debt and (iv) promptly upon, receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; and (v) other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

             (b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit B hereto, together with aged listings of accounts receivable and accounts payable.

             (c) Within thirty (30) days after the last day of each calendar quarter, Borrower shall deliver to Bank a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

             (d) Bank shall have a right from time to time hereafter, during Borrower's regular business hours and after reasonable notice, to audit Borrower's Accounts and appraise Collateral at Borrower's expense, provided that such audits will be conducted no more often than once each year unless an Event of Default' has occurred and is continuing and Borrower will only be obligated to reimburse Bank for Bank's reasonable out of pocket expenses.

         6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been. made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims; where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

         6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand. appropriate certificates attesting to the payment or deposit thereof and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws; including; but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability; and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

         6.6 Insurance.

             (a) Borrower, at its expense; shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

         6.7 Minimum Cash Covenants. Borrowers shall maintain (i) on the Closing Date and at all times thereafter, an aggregate amount equal to at least Fourteen Million Dollars ($14,000,000) of cash and cash equivalents in Borrowers' operating, depository or investment accounts at Bank and/or Comerica Securities, Inc., (ii) within forty five days after the Closing Date and at all times thereafter, an aggregate amount equal to at least Fifteen Million Dollars ($15,000,000) of cash and cash equivalents in Borrowers' operating, depository or investment accounts at Bank and/or Comerica Securities, Inc, and (iii) at all times, a combined monthly average balance in an aggregate amount equal to at least Eighteen Million Dollars ($18,000,000) of cash and cash equivalents in Borrowers' operating, depository or investment accounts with Bank and/or Comerica Securities, Inc. measured monthly.

         6.8 Intellectual Property Rights. Borrower shall use reasonable and customary efforts to (i) protect, defend and maintain the validity and enforceability of its Trademarks, Patents and Copyrights, (ii) detect infringements of its trademarks, patents and copyrights and promptly advise Bank in writing of material infringements detected (iii) not allow any of its material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld, and (iv) shall remain the sole owner, of and hold all rights relating to the Intellectual Property (provided that Borrower may enter into licenses in the ordinary course of its business, and further provided that Borrower may enter into professional services agreements in the ordinary course of its business which transfer title and all related Intellectual Property rights in all work for hire to the customer).

         6.9 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         7.  NEGATIVE COVENANTS.

             Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, no Borrower will not do any of the following without Bank's prior written consent:

             7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bark, (iv) Transfers of assets between and among Subsidiaries, or (v) Transfers of assets which constitute Permitted Investments.

             7.2 Change in Business Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior ;written notification to Bank; relocate its chief executive office or state of incorporation or change its legal name; or without Bank's prior written consent, change the date on which its fiscal year ends.

             7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except mergers or consolidations of any Subsidiary into another Subsidiary or into a Borrower. Notwithstanding the foregoing, this Section 7.3 shall not apply to (i) transactions in which the sole consideration is Borrower's stock, Borrower is the surviving entity, and, after giving effect to such transaction, there is no Change in Control, provided that at the time of any such transaction an Event of Default has not occurred which is continuing' and no Event of Default would exist after giving effect to any such transaction, and (ii) reverse triangular mergers in which the sole consideration is Borrower's stock, the surviving entity is a wholly owned subsidiary of Borrower, and, after giving effect to such transaction, there is no Change in Control, provided that at the time of any such transaction an Event of Default has not occurred which is continuing and no Event of Default would exist after giving effect to any such transaction.

             7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

             7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income; including the sale of any Accounts, or permit any of its Subsidiaries so to do, except far Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

             7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries t do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements, or pay dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock and except that any "deemed" dividend arising from a permitted Transfer under
Section 7.1 above shall not be included in the definition of "Dividend" (collectively, the "Repurchases and Dividends") provided that (i) such Repurchases and Dividends do not to exceed $2,000,000 during the term of this Agreement, and (ii) an Event of Default does not exist prior to such Repurchases and Dividends or would not exist alter giving effect to such Repurchases and Dividends.

             7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party t, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

             7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction, other than permitted Transfers under Section 7.1, permitted distributions under Section 7.6 and other transactions permitted hereunder, with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

             7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt in any manner which could directly or indirectly modify, terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that the subordinated creditor may have in any property of Borrower without Bank's prior written consent.

             7.10 Inventory and Equipment. Store inventory or Equipment with a book value exceeding One Hundred Thousand Dollars ($100,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank's security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank's benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except as disclosed in the Schedule, store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

             7.11 Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one (if its important activities, the business of- extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit

Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing where doing so could reasonably be expected to result in a Material Adverse Effect.

             7.12 Subsidiary Cash. Maintain cash and cash equivalents with or at Borrower's Subsidiaries (measured on a consolidated basis) in an aggregate amount in excess of Five Million Dollars ($5,000,000) at any time.

             7.13 Negative Pledge Agreements. Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower's or such Subsidiary's property.

         8.  EVENTS OF DEFAULT.


         Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

             8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations and does not cure such payment default within five business days;

             8.2 Covenant Default.

                 (a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

                 (b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten business days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten business day period or cannot after diligent attempts by Borrower be cured within such ten business day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days unless otherwise agreed in writing by Bank) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

         8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

         8.4 Attachment. If any material portion of a Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in anyway prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower's material assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period);

         8.5 Insolvency. If a Borrower becomes insolvent (i.e., Borrower is unable to pay its obligations as they become due), or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

         8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised; to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000); or which could have a Material Adverse Effect;

         8.7 Subordinate Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

         8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

         8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

         9.  BANK'S RIGHTS AND REMEDIES.

             9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may at its elections without notice of its election and without demand do any one or more of the following, all of which are authorized by each Borrower:

                 (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

                 (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                 (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                 (d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                 (e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                 (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                 (g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms; in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

                 (h) Bank may credit bid and purchase at any public sale; and

                 (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

             9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as such Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as each Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions hereunder is terminated.

             9.3 Accounts Collection. Upon the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank's security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

             9.4 Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in
Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

             9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers except to the extent such loss, damage or destruction was caused by Bank's gross negligence or misconduct.

             9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

             9.7 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.

         10. NOTICES.

         Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

    If to Borrowers:             Quovadx, Inc. and
                                 Healthcare.com Corporation
                                 6400 South Fiddler's Green Circle, Suite 1000
                                 Englewood, CO 80111
                                 Attn: Gary Scherping, Chief Financial Officer
                                 FAX: (303) 488-9705

    with a copy to:              Quovadx, Inc.
                                 6400 South Fiddler's Green Circle, Suite 1000
                                 Englewood, CO 80111
                                 Attn: General Counsel
                                 FAX: (720) 554-1786

    If to Bank:                  Comerica Bank
                                 9920 S. La Cienega Blvd., Suite 1401
                                 Inglewood, CA 90301

                                 Attn: Manager
                                 FAX: (310) 338-6110

    with a copy to:              Comerica Bank
                                 Technology & Life Sciences Division
                                 5330 Carillon Point
                                 Kirkland, WA 98033
                                 Attn: Robert Van Nortwick,
                                 Vice President & Regional Marketing Manager
                                 FAX: (425) 576-2810

         Notwithstanding the foregoing, notice sent to Borrowers in accordance with this Section 10 shall be effective despite any failure to provide a copy of such notice to Borrower's General Counsel. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

         11. CHOICE OF LAW AND VENUE- JURY TRIAL WAIVER.

         This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         12. GENERAL PROVISIONS.

             12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

             12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

             12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

             12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for tire purpose of determining the legal enforceability of any specific provision.

             12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

             12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

             12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of each Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in
Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

         13. CO-BORROWER PROVISIONS.

             13.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.

             13.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

             13.3 Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower's authority to act for or on behalf of Borrower.

             13.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 12.4 shall be null and void. If any payment is made to a Borrower in contravention of this
Section 12.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

             13.5 Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower's risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank's failure at any time to require strict performance by any Borrower of any provision of the loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower's risks hereunder.

             13.6 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

             13.7 Right to Settle, Release.

                  (a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

                  (b) Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower,
(iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor; endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

             13.8 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                            QUOVADX, INC.


                            By: /s/ GARY T. SCHERPING
                               ------------------------------------------------

                            Title: Executive Vice President, Finance and CFO
                                  ---------------------------------------------


                            HEALTHCARE.COM CORPORATION


                            By: /s/ GARY T. SCHERPING
                               ------------------------------------------------

                            Title: Vice President and Treasurer
                                  ---------------------------------------------


                            COMERICA BANK


                            By: /s/ ROBERT VAN NORTWICK
                               ------------------------------------------------

                            Title: Vice President
                                  ---------------------------------------------

DEBTOR                  QUOVADX, INC. & HEALTHCARE.COM CORPORATION

SECURED PARTY:          COMERICA BANK


                                    EXHIBIT A

                        COLLATERAL DESCRIPTION ATTACHMENT
                         TO LOAN AND SECURITY AGREEMENT

         All personal property of each Borrower (herein referred to 'as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to;

         (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, payment intangibles, inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property, letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

         (b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

         Notwithstanding the foregoing, the Collateral shall not include (i) any copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held ("Copyrights"), patents (issued or provisional), patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same ("Patents"), trademarks, servicemarks and applications therefor, whether registered or not, applications to register and, registrations of the same and like protections now owned or hereafter acquired ("Trademarks"), any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held, any and all design rights which may be available to a Debtor now or hereafter existing, created, acquired or held, any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above, any claims for damages by way of any past, present and future infringement of any of the foregoing, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights (collectively, the "Intellectual Property"), or (ii) equity interests consisting of membership units in a limited liability company or shares of restricted stock which are (a) subject to restrictions on transfer or resale under the Securities Act of 1933, as amended, and (b) not listed on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system (collectively, the "Interests"); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property and the Interests (the "Rights to Payment").

                                    EXHIBIT B

                           BORROWING BASE CERTIFICATE



--------------------------------------------------------------------------------
Borrower:                          QUOVADX, INC. & HEALTHCARE.COM CORPORATION

Lender:                            Comerica Bank

Commitment Amount:                 $4,000,000
--------------------------------------------------------------------------------

ACCOUNTS RECEIVABLE

1.              Accounts Receivable Book Value as of ____________                                         $_________
2.              Additions (please explain on reverse)                                                     $_________
3.              TOTAL ACCOUNTS RECEIVABLE                                                                 $_________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.              Amounts over 90 days due                                                 $__________
5.              Balance of 20% over 90 day accounts                                      $__________
6.              Concentration Limits
7.              Foreign Accounts                                                         $__________
8.              Governmental Accounts                                                    $__________
9.              Contra Accounts                                                          $__________
10.             Demo Accounts                                                            $__________
11.             Intercompany/Employee Accounts                                           $__________
12.             Other (please explain on reverse)                                        $__________
13.             TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                                                      $_________
14.             Eligible Accounts (#3 minus #13)                                                          $_________
15.             LOAN VALUE OF ACCOUNTS (80% of #14)                                                       $_________
BALANCES
16.             Maximum Loan Amount                                                                       $4,000,000
17.             Total Funds Available [Lesser of #15 or #16]                                              $_________
18.             Present balance owing on Line of Credit (including Letters of Credit)                     $_________
19.             RESERVE POSITION (#17 minus #18)                                                          $_________
20.


The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank.

QUOVADX, INC. & HEALTHCARE.COM CORPORATION

BY:
    -----------------------------------------------
    Authorized Signer

                                    EXHIBIT C

                             COMPLIANCE CERTIFICATE

TO:       COMERICA BANK

FROM:     QUOVADX, INC. & HEALTHCARE.COM CORPORATION

         The undersigned authorized officer(s) of each of QUOVADX, INC. & HEALTHCARE.COM CORPORATION hereby certify that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement" ), (i) Borrower is in complete compliance for the period ending with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

  PLEASE INDICATE COMPLIANCE STATUS BY CIRCLING YES/NO UNDER "COMPLIES" COLUMN.

                    REPORTING COVENANT                                    REQUIRED                        COMPLIES
-----------------------------------------------------       ----------------------------------        ---------------
10K (Audited)                                               Within 5 days of filing with S.E.C.       Yes
l0Q                                                         Within 5 days of filing with S.E.C.       Yes          No
Copies of all statements, reports and notices sent or       Within 5 days of mailing                  Yes
made available generally by Borrower to its security
holders or to any holders of Subordinated Debt
A/R & A/P Agings, Borrowing Base Cert.                      Monthly within 30 days                    Yes          No
A/R Audit                                                   Initial and Annual                        Yes          No


                    FINANCIAL COVENANT                              REQUIRED             ACTUAL           COMPLIES
-----------------------------------------------------       --------------------------  -----------    ---------------
At all times
   Minimum Cash Maintained by Borrowers in accounts         $15,000,000 ($14,000,000    $              Yes          No
                                                                                         -------
   with Comerica Bank and Comerica Securities, Inc.         at Closing, $15,000,000
                                                            w/in 45 days of Closing)
   Maximum combined cash and cash equivalents               $5,000,000                  $              Yes
                                                                                         -------
Measured on a Monthly Basis:
   maintained at or with all of Borrowers'
   Subsidiaries (measured on a consolidated basis)
   Minimum Average Cash Maintained by Borrowers in          $18,000,000                 $              Yes          No
                                                                                         -------
   accounts with Comerica Bank and Comerica
   Securities, Inc.


Comments Regarding Exceptions: See Attached.           BANK USE ONLY

Sincerely,                                             Received by:
                                                                   -------------------------------------
                                                                           AUTHORIZED SIGNER
-------------------------------------------
SIGNATURE

                                                       Date:
                                                            --------------------------------------------
-------------------------------------------
TITLE                                                  Verified:
                                                                ----------------------------------------
                                                                           AUTHORIZED SIGNER

                                                       Date:
-------------------------------------------                 --------------------------------------------
DATE
                                                       Compliance Status                    Yes     No

                             SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

         Various Equipment leases aggregating less than One Hundred Thousand Dollars ($100,000).

         Three existing Wells Fargo Letters of Credit totaling no more than Seven Hundred Thousand Dollars ($700,000) in the aggregate; copies of which have previously been provided to Bank.

Permitted Investments (Section 1.1)

         Approximately $40 million in short term investments, interest and cash.

Permitted Liens (Section 1.1)

         Liens arising out of purchase money security interests in the various Equipment leases aggregating less than One Hundred Thousand Dollars ($100,000).

Inbound Licenses (Section 5.6)

         Exclusive License Agreement, dated as of March 31, 2002, between Madison Information Technologies, Inc. n/k/a Initiate Systems, Inc. ("Initiate")and Healthcare.com Corporation, pursuant to which Initiate obtained an exclusive license to the Emerge(R) technology with all third-party proprietary algorithms removed. This agreement was assigned to Quovadx, Inc., pursuant to the terms of an Assignment and Assumption Agreement, dated as of November 1, 2002, between Heathcare.com Corporation and Quovadx, Inc.

Prior Names: Location of Chief Executive Office (Section 5.7)

         Quovadx has done business under the names XCare.net, Inc. and MPower Corporation.

         In addition to various computers used by our sales force, the following are all of the locations where all Quovadx's Inventory and Equipment are located:

         1. 21700 Oxnard St., Suite 1600, Woodland Hills, CA 91367 (Quovadx office)

         2.       1125 Industrial Rd., San Carlos, CA 94070 (Quovadx office)

         3. 17 Lockwood Dr., Suite 401, Charleston, SC 29401 (Quovadx office)

         4. 5777 Central Ave., Suite 230, Boulder, CO 80301 (Quovadx office)

         5. 6400 S. Fiddler's Green Cr., Suite 160A, 540 and 1000, Englewood, CO 80301 (Quovadx office)

         6. Regus Business Center, 1750 Tyson's Blvd., Suite 451 and 458, McLean, VA 22102 (Quovadx office)

         7. One Overton Park; 3625 Cumberland Blvd., Suite 350, Atlanta, GA 30339 (Quovadx office)

         8. 5051 Journal Center Blvd. N.E., Suite 410, Albuquerque, NM 87109 (Quovadx office)

         9.       200 Varick St., Suite 606, New York, NY 10014 (Quovadx office)

         10. 100 East Campus View Blvd., Suite 150, Columbus, OH 43235 (Quovadx office)

         11. 15301 Dallas Parkway, Suite 900, Addison, TX 75001 (Quovadx office)

         12. 2401 Walsh Avenue, Santa Clara, CA 95051 (Cable & Wireless facility)

Litigation (Section 5.8)

         On November 14, 2001, a shareholder class action complaint was filed in the United States District Court, Southern District of New York. On April 19, 2002, plaintiffs filed an amended complaint. The amended complaint asserts that the prospectus from the Company's February 10, 2000 initial public offering ("IPO") failed to disclose certain alleged improper actions by various underwriters for the offering in the allocation of the IPO shares. The amended complaint alleges claims against certain underwriters, the Company and certain officers and directors under the Securities Act of 1933 and the Securities Exchange Act of 1934 (Bartula v. XCare.net, Inc., et al., Case No. 01-CV-10075). Similar complaints have been filed concerning more than 300 other IPO's; all of these cases have been coordinated as In re Initial Public Offering Securities Litigation, 21 MC 92, In a negotiated agreement, individual defendants, including all of the individuals named in the complaint filed against the Company, were dismissed without prejudice, subject to a tolling agreement. Issuer and underwriter defendants in these cases filed motions to dismiss and, on February 19, 2003, the Court issued an opinion and order on those motions that dismissed selected claims against certain defendants, including the Rule l0b-5 fraud claims against the Company, leaving only the Section 11 strict liability claims under the Securities Act of 1933 against the Company. A committee of our Board of Directors has approved a settlement proposal made by the plaintiffs, but the settlement is subject to a number of conditions. If the settlement is not achieved, the Company will continue to aggressively defend the claims. The Company believes it has meritorious defenses. We do not believe that the outcome of this action will have a material adverse effect on our financial position, results of operations or liquidity; however, litigation is inherently uncertain and we can make no assurance as to the ultimate outcome or effect.

Subsidiaries (Section 5.14)

Subsidiaries of Quovadx, Inc.:

         1.       Outlaw Technologies, Inc., a Colorado corporation.

         2. Quovadx Limited, a company formed under the laws of England and Wales.

         3.       Healthcare.com Corporation, a Georgia corporation.

         4.       Confer Software, Inc., a California corporation.

         5.       Integrated Media, Inc., a New York corporation.

         6.       Advica Health Resources, Inc., a Delaware corporation.

Accounts (Section 5.16)

Paine Webber Short-term Money Market Portfolio - Account # EI-42234-TF Wells Fargo Capital Portfolio - Account # 12888000
Wells Fargo Operating Account - Account # 2268018659
Wells Fargo Collateral Account - Account # 12148367

Inventory and Equipment (Section 7.10)

         Please see Schedule 5.7 above.

                         CORPORATE RESOLUTIONS TO BORROW


--------------------------------------------------------------------------------
BORROWER:    QUOVADX, INC.
--------------------------------------------------------------------------------

         I, the undersigned Secretary or Assistant Secretary of QUOVADX, INC. (the "Corporation"), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

         I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Restated Bylaws of die Corporation, each of which is in full force and effect on the date hereof.

         I FURTHER CERTIFY that at a meeting of the Director of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

         BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

         NAMES                                POSITION                            ACTUAL SIGNATURES
Gary T. Scherping                   EVP, Finance and CFO                    /s/ GARY T. SCHERPING
--------------------------          -----------------------------           ----------------------------
Lorine R. Sweeney                   President and CEO                       /s/ LORINE SWEENEY
--------------------------          -----------------------------           ----------------------------

--------------------------          -----------------------------           ----------------------------

--------------------------          -----------------------------           ----------------------------

--------------------------          -----------------------------           ----------------------------

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered;

         BORROW MONEY. To borrow from time to time from Comerica Bank ("Bank"), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

         EXECUTE LOAN DOCUMENTS. To execute and deliver to Bank that certain Loan and Security Agreement dated as of August 26, 2003 (the "Loan Agreement") and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the "Loan Documents"), and also to execute and deliver to Bank one or, more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

         GRANT SECURITY. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation's Obligations, as described in the Loan Documents.

         NEGOTIATE ITEMS. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

         LETTERS OF CREDIT. To execute letter of credit applications and other related documents pertaining to Bank's issuance of letters of credit.

         FURTHER ACTS. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

         BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been, delivered to and received by Bank. Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

         I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

         IN WITNESS WHEREOF, I have hereunto set my hand on August 26, 2003, and attest that the signatures set opposite the names listed above are their genuine signatures.

                                  CERTIFIED AND ATTESTED BY:

                                  /s/ GARY T. SCHERPING
                                  ---------------------------------------------

                         CORPORATE RESOLUTIONS TO BORROW


--------------------------------------------------------------------------------
BORROWER:         HEALTHCARE.COM CORPORATION
--------------------------------------------------------------------------------

         I, the undersigned Secretary or Assistant Secretary of HEALTHCARE.COM CORPORATION (the "Corporation"), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Georgia.

         I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

         I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

         BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:


         NAMES                                POSITION                            ACTUAL SIGNATURES
Gary T. Scherping                   VP and Treasurer                        /s/ GARY T. SCHERPING
--------------------------          -----------------------------           ----------------------------
Lorine R. Sweeney                   President                               /s/ LORINE SWEENEY
--------------------------          -----------------------------           ----------------------------

--------------------------          -----------------------------           ----------------------------

--------------------------          -----------------------------           ----------------------------

--------------------------          -----------------------------           ----------------------------

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

         BORROW MONEY. To borrow from time to time from Comerica Bank ("Bank"), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

         EXECUTE LOAN DOCUMENTS. To execute and deliver to Bank that certain Loan and Security Agreement dated as of August 26, 2003 (the "Loan Agreement") and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the "Loan Documents"), and also to execute and deliver to Bank one or more renewals, extensions, modifications; refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

         GRANT SECURITY. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation's Obligations, as described in the Loan Documents.

         NEGOTIATE ITEMS. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

         LETTERS OF CREDIT. To execute letter of credit applications and other related documents pertaining to Bank's issuance of letters of credit.

         FURTHER ACTS. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

         BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

         I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

         IN WITNESS WHEREOF, I have hereunto set my hand on August 26, 2003, and attest that the signatures set opposite the names listed above are their genuine signatures.

                                     CERTIFIED AND ATTESTED BY:

                                     /s/ GARY T. SCHERPING
                                     ------------------------------------------

                                  COMERICA BANK
                                   Member FDIC

                         ITEMIZATION OF AMOUNT FINANCED
                            DISBURSEMENT INSTRUCTIONS


Name(s): QUOVADX, INC. & HEALTHCARE.COM CORPORATION

Date: August 26, 2003

Amounts paid to others on your behalf:

$3,000         to Comerica Bank for Loan Fee *

               * Payable annually on each anniversary of the Closing Date

$              to Comerica Bank for accounts receivable and collateral audit (estimate)

$              to Bank counsel fees and expenses

$              to ____________

S              to ____________

$4,000,000     TOTAL (AMOUNT FINANCED)


         Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.


/s/ GARY T. SCHERPING                       /s/ LORINE SWEENEY
-------------------------------------       -----------------------------------
            Signature                                   Signature

                         AGREEMENT TO PROVIDE INSURANCE


TO:    COMERICA BANK                                Date: August 26, 2003
       attn: Collateral Operations, M/C 4604
       9920 South La Cienega Blvd, 14th Floor
       Inglewood, CA 90301
                                                    Borrowers:   QUOVADX, INC. &
                                                                 HEALTHCARE.COM CORPORATION

         In consideration of a loan in the amount of $4,000,000, secured by all tangible personal property including inventory and equipment.

         I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

         I/We also agree to advise the below named agent to add Comerica Bank as lender's loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies. We understand that the policy must contain:

         1.       Fire and extended coverage in an amount sufficient to cover:

                  (a)      The amount of the loan, OR

                  (b)      All existing encumbrances, whichever is greater,

         But not in excess of the replacement value of the improvements on the real property.

         2. Lender's "Loss Payable" Endorsement Form 438 BFU in favor of Comerica Bank, or any other form acceptable to Bank.

                              INSURANCE INFORMATION



Insurance Co./Agent   Marsh, Inc.                    Telephone No.: 303-308-4600

Agent's Address: 1225 17th St. Suite 2100, Denver, CO 80202


                           Signature of Obligor: /s/ GARY T. SCHERPING
                                               --------------------------------

                           Signature of Obligor: /s/ LORINE SWEENEY
                                                -------------------------------



                         FOR BANK USE ONLY

INSURANCE VERIFICATION: Date:
                             ------------------------------

Person Spoken to:
                 ------------------------------------------

Policy Number:
              ---------------------------------------------

Effective From:                    To:
                ----------------        -------------------

Verified by:
             ----------------------------------------------

COMERICA BANK
         MEMBER FDIC                            AUTOMATIC DEBIT AUTHORIZATION
                                                    REVOLVING FACILITY


To: COMERICA BANK

Re: Loan #
          ---------------------------------

You are hereby authorized and instructed to charge account No. ____________ in the name of QUOVADX, INC. & HEALTHCARE.COM CORPORATION for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.

             X     Debit each interest payment as it becomes due according to
           -----   the terms of the note and any renewals or amendments thereof.

             X     Debit each principal payment as it becomes due according to
           -----   the terms of the note and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.


Borrower Signature                            Date
---------------------------------             ---------------------------------
/s/ GARY T. SCHERPING                         August 26, 2003
---------------------------------             ---------------------------------

---------------------------------             ---------------------------------

DEBTOR:                      QUOVADX, INC.

SECURED PARTY:               COMERICA BANK


                                    EXHIBIT A

                        COLLATERAL DESCRIPTION ATTACHMENT
                          TO UCC-1 FINANCING STATEMENT

         All personal property of each Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

         (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, payment intangibles, inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

         (b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

         Notwithstanding the foregoing, the Collateral shall not include any copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held ("Copyrights"), patents (issued or provisional), patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same ("Patents"), trademarks, servicemarks and applications therefor, whether registered or not, applications to register and registrations of the same and like protections now owned or hereafter acquired ("Trademarks"), any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held, any and all design rights which may be available to a Debtor now or hereafter existing, created, acquired or held, any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above, any claims for damages by way of any past, present and future infringement of any of the foregoing, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights (collectively, the "'Intellectual Property"); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the "Rights to Payment").

DEBTOR:                   HEALTHCARE.COM CORPORATION

SECURED PARTY:            COMERICA BANK


                                    EXHIBIT A

                        COLLATERAL DESCRIPTION ATTACHMENT
                          TO UCC-1 FINANCING STATEMENT

         All personal property of each Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

         (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, payment intangibles, inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property, letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

         (b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

         Notwithstanding the foregoing, the Collateral shall not include (i) any copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held ("Copyrights"), patents (issued or provisional), patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same ("Patents"), trademarks; servicemarks and applications therefor, whether registered or not, applications to register and registrations of the same and like protections now owned or hereafter acquired ("Trademarks"), any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held, any and all design rights which may be available to a Debtor now or hereafter existing, created, acquired or held, any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation; to sue for and collect such damages for said use or infringement of the intellectual property rights identified above, any claims for damages by way of any past, present and future infringement of any of the foregoing, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights (collectively, the "Intellectual Property"), or (ii) equity interests consisting of membership units in a limited liability company or shares of restricted stock which are (a) subject to restrictions on transfer or resale under the Securities Act of 1933, as amended, and (b) not listed on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system (collectively, the "Interests"); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property and the Interests (the "Rights to Payment").